Exhibit (a)(11)

Danaher and Tektronix Announce Expiration of HSR Act Waiting Period In Connection With Tender Offer

Washington, D.C. and Beaverton, OR, October 31, 2007 – Danaher Corporation (NYSE: DHR) and Tektronix, Inc. (NYSE: TEK) jointly announced today the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, applicable to the tender offer by an indirect wholly owned subsidiary of Danaher for all of the outstanding shares of common stock of Tektronix at a price of $38.00 per share.

As previously announced, Danaher’s tender offer for Tektronix is currently scheduled to expire at 11:59 PM New York City time on Thursday, November 15, 2007. The offer remains subject to customary conditions, including other regulatory approvals, tender of a majority of Tektronix shares into the offer, and the absence of a material adverse effect with respect to Tektronix.

About Danaher

Danaher Corporation is a leading manufacturer of Professional Instrumentation, Medical Technologies, Industrial Technologies and Tools and Components www.danaher.com.

About Tektronix

Tektronix is a leading supplier of test, measurement, and monitoring products, solutions and services for the communications, computer, consumer electronics, and education industries — as well as military/aerospace, semiconductor, and a broad range of other industries worldwide. With 60 years of experience, Tektronix enables its customers to design, build, deploy, and manage next-generation global communications networks, computing and advanced technologies. Headquartered in Beaverton, Oregon, Tektronix has operations in 19 countries worldwide. Tektronix’s Web address is www.tektronix.com.

The description contained herein is neither an offer to purchase nor a solicitation of an offer to sell shares of Tektronix. Securityholders of Tektronix are urged to read the tender offer statement on Schedule TO, letter of transmittal and other materials relating to the tender offer filed with the SEC by Danaher Corporation and its indirect wholly owned subsidiary, Raven Acquisition Corp., as these materials contain important information, including the various terms of, and conditions to, the tender offer. Securityholders should also read the Solicitation/Recommendation Statement on Schedule 14D-9 and related materials filed with the SEC by Tektronix. Securityholders can obtain a copy of the tender offer statement on Schedule TO, letter of transmittal and other related materials as well as the Tektronix Solicitation/Recommendation Statement on Schedule 14D-9 free of charge from the SEC’s Edgar Database, which can be accessed through the SEC’s Internet site (http://www.sec.gov), or from the information agent for the tender offer, MacKenzie Partners, Inc., by calling (800) 322-2885 (call toll-free). We urge Tektronix securityholders to carefully read those materials prior to making any decision with respect to the tender offer.

Statements in this document that are not strictly historical, including statements regarding the proposed acquisition of Tektronix, may constitute forward looking statements. There are a number of risks and uncertainties that could cause actual results or events to differ materially from those suggested or indicated by such forward looking statements, including: conditions affecting the industries in which Tektronix operates; the uncertainty of regulatory approvals; the parties’ ability to satisfy the tender offer and merger agreement conditions and consummate the transaction; and the other factors described in Danaher’s Annual Report on Form 10-K for the year ended December 31, 2006, Tektronix’s Annual Report on Form 10-K for the year ended May 26, 2007 and other SEC filings of Danaher and Tektronix. These forward looking statements speak only as of the date of this release and neither Danaher nor Tektronix intends to update any forward looking statement except as required by law.

Please contact:

Danaher contact:

Andy Wilson

Vice President, Investor Relations

Danaher Corporation

202 828-0850

Tektronix contact:

Paul Oldham

VP Treasurer and Investor Relations

Tektronix, Inc.

503 627-4027